Exhibit 10.3

EXECUTIVE SEVERANCE AGREEMENT

BETWEEN

TIMOTHY STULTZ

AND

NANOMETRICS INCORPORATED

This Executive Severance Agreement (the “Severance Agreement”) is made and entered into this     th day of July 2007 by and between Timothy Stultz (“Mr. Stultz”) and Nanometrics Incorporated (the “Company”), a Delaware corporation.

WHEREAS, Mr. Stultz has been hired by the Company as its new President and Chief Executive Officer effective August     , 2007, and

WHEREAS, the Company wishes to allow Mr. Stultz to focus his attention upon his new duties by providing him with a degree of financial security and income protection in the event of an involuntary termination without Cause (as defined herein) or a resignation for Good Reason (as defined herein), including in connection with a Change of Control (as defined herein) of the Company.

NOW, THEREFORE, the parties hereby agree as follows:

1. This Severance Agreement is intended solely to set out the parties’ understanding with respect to the involuntary separation without Cause or the resignation for Good Reason, including in connection with a Change of Control, of Mr. Stultz and is not intended to constitute a contract of employment for any period of time. Mr. Stultz understands that he is, and following the execution of this Severance Agreement, remains an, at-will employee of the Company and may be terminated at any time with or without cause or notice.

2. In the event Mr. Stultz’s employment with the Company terminates for any reason, Mr. Stultz will be entitled to any (a) unpaid base salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Mr. Stultz (d) unreimbursed business expenses required to be reimbursed to Mr. Stultz; and (e) rights to indemnification Mr. Stultz may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable In addition, depending on the reason for termination, Mr. Stultz may be entitled to the amounts and benefits specified in Sections 3, 4, 5 or 6 of this Severance Agreement. Upon the termination of Mr. Stultz’s employment with the Company for any reason, unless otherwise requested by the Company’s Board of Directors, Mr. Stultz will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates, including, without limitation, any boards of subsidiaries) voluntarily, without any further required action by Mr. Stultz, as of the end of the Mr. Stultz’s employment and Mr. Stultz, at the Board’s request, will execute any documents necessary to reflect his resignation.

3. In the event that Mr. Stultz’s employment with the Company is terminated by the Company without Cause or Mr. Stultz resigns for Good Reason during the period beginning on Mr. Stultz’s hire date and concluding one year later, the Company agrees, subject to Sections 7 through 11 of this Severance Agreement, as a separation payment, (i) to pay to Mr. Stultz his annual salary (as in effect immediately prior to such separation from employment), bonuses that have been earned or accrued, on the Company’s normal paydays and (ii) to reimburse Mr. Stultz for his premium payments under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), in each case for a period of one (1) year from date of separation from employment. If Mr. Stultz’s separation is for Cause, he shall be due no separation payment.

4. In the event that Mr. Stultz’s employment with the Company is terminated by the Company without Cause or Mr. Stultz resigns for Good Reason during the period beginning one year and one day after Mr. Stultz’s hire date until two years from Mr. Stultz’ hire date, the Company agrees, subject to Sections 7 through 11 of this Severance Agreement, as a separation payment, (i) to pay to Mr. Stultz his annual salary (as in effect immediately prior to such separation from employment), bonuses that have been earned or accrued, on the Company’s normal paydays and (ii) to reimburse Mr. Stultz for his premium payments under COBRA, in each case for a period of nine (9) months from the date of his separation from employment. If Mr. Stultz’s separation is for Cause, he shall be due no separation payment.

5. In the event that Mr. Stultz’s employment with the Company is terminated by the Company without Cause or Mr. Stultz resigns for Good Reason during the period beginning two years and one day from Mr. Stultz’ hire date or thereafter, the Company agrees, subject to Sections 7 through 11 of this Severance Agreement, as a separation payment, (i) to pay to Mr. Stultz his annual salary (as in effect immediately prior to such separation from employment), bonuses that have been earned or accrued, on the Company’s normal paydays and (ii) to reimburse Mr. Stultz for his premium payments under COBRA, in each case for a period of six (6) months from the date of his separation from employment. If Mr. Stultz’s separation is for Cause, he shall be due no separation payment.

6. In the event that Mr. Stultz’s employment with the Company is terminated by the Company without Cause or Mr. Stultz resigns for Good Reason from all of his employment positions with the Company and its subsidiaries, in each case within twelve (12) months following a Change of Control, the Company agrees, subject to Sections 7 through 11 of this Severance Agreement, as a separation payment and in lieu of any payments and benefits that otherwise might be due him pursuant to Sections 3, 4 or 5 of this Severance Agreement, (i) to pay to Mr. Stultz his annual salary (as in effect immediately prior to such separation from employment), bonuses that have been earned or accrued, on the Company’s normal paydays; (ii) to reimburse Mr. Stultz for his premium payments under COBRA, in each case for a period of one (1) year from the date of his separation from employment; and (iii) one hundred percent (100%) of the unvested shares subject to Mr. Stultz’s then outstanding equity awards will immediately vest and, if applicable, become exercisable. If Mr. Stultz’s separation is for Cause or he relinquishes his positions voluntarily without Good Reason, he shall be due no separation payment.

7. Notwithstanding anything in this Severance Agreement to the contrary, reimbursement for premiums paid under COBRA pursuant to this Severance Agreement shall be paid only if Mr. Stultz validly elects to continue coverage under COBRA and shall be reimbursed only until the earlier of (i) the termination date set forth in Section 3, 4, 5 or 6 of this Severance Agreement, as applicable; (ii) the date upon which Mr. Stultz and Mr. Stultz’s eligible dependents become otherwise covered under similar plans; (iii) the date upon which Mr. Stultz and Mr. Stultz’s eligible dependents cease to be eligible for coverage under COBRA.

8. Notwithstanding anything to the contrary in this Severance Agreement, if Mr. Stultz is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Mr. Stultz’s separation from employment, then any severance payments payable pursuant to this Severance Agreement and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Mr. Stultz on or within the six (6) month period following Mr. Stultz’s separation from employment will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Mr. Stultz’s separation from employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Severance Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

9. The severance payments and benefits provided herein shall be conditioned on the following:

(a) The receipt of any severance or other benefits pursuant to this Severance Agreement will be subject to (i) Mr. Stultz signing and not revoking a release of claims in a form acceptable to the Company; (ii) Mr. Stultz’s promptly resigning from all positions with the Company as requested; and (iii) Mr. Stultz continuing to comply with the terms of any Confidential Information Agreement by which he is then bound. No severance or other benefits will be paid or provided until the release agreement becomes effective.

(b) During the period of Mr. Stultz’s employment with the Company and the Continuance Period (as defined herein), Mr. Stultz will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company or any officer, director or agent of the Company nor will the Company knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Mr. Stultz. Notwithstanding the foregoing, nothing contained in this Severance Agreement will be deemed to restrict Mr. Stultz, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(c) Mr. Stultz acknowledges that the nature of the Company’s business is such that if Mr. Stultz were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Mr. Stultz’s employment with the Company, it would be very difficult for Mr. Stultz not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Mr. Stultz agrees and acknowledges that Mr. Stultz’s right to receive the separation payments set forth in Sections 3, 4 and 5 of this Severance Agreement (to the extent Mr. Stultz is otherwise entitled to such payments) shall be conditioned upon Mr. Stultz not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company. Upon any breach of this section, all severance payments pursuant to this Severance Agreement shall immediately cease.

(d) Until the date one (1) year after the termination of Mr. Stultz’s employment with the Company for any reason, Mr. Stultz agrees and acknowledges that Mr. Stultz’s right to receive the separation payments set forth in Sections 3, 4 and 5 of this Severance Agreement (to the extent Mr. Stultz is otherwise entitled to such payments) shall be conditioned upon Mr. Stultz not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Mr. Stultz or for any other entity or person.

10. All payments made pursuant to this Severance Agreement will be subject to standard deductions and the withholding of applicable taxes.

11. In the event that the severance and other benefits provided for in this Severance Agreement or otherwise payable to Mr. Stultz (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Stultz’s separation payments under this Severance Agreement will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Mr. Stultz on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Mr. Stultz otherwise agree in writing, any determination required under this Section will be made in writing by the independent public accountants who are primarily used by the Company (the “Accountants”), whose determination will be conclusive and binding upon Mr. Stultz and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Mr. Stultz will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

12. The following capitalized terms shall the meanings set forth herein:

(a) Cause. For purposes of this Severance Agreement, “Cause” means (i) Mr. Stultz’s willful gross misconduct; (ii) Mr. Stultz’s unjustifiable neglect of his duties (as determined in the good faith judgment of the Board); (iii) Mr. Stultz’s acting in any manner that has a direct, substantial and adverse effect on the Company or its reputation, (iv) Mr. Stultz’s repeated material failure or repeated refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable, is not cured to the reasonable satisfaction of the Board during the thirty (30) day period following written notice of such failure from the Company; (v) any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation; (vi) any material breach by Mr. Stultz of the provisions of any confidential information agreement with the Company or other material improper disclosure of the Company’s confidential or proprietary information, (vii) Mr. Stultz’s theft, dishonesty, or falsification of any Company records; (viii) Mr. Stultz being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Mr. Stultz admits or denies liability); or (ix) Mr. Stultz (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Mr. Stultz’s failure to waive attorney-client privilege relating to communications with Mr. Stultz’s own attorney in connection with an Investigation will not constitute “Cause

(b) Change of Control. For purposes of this Severance Agreement, “Change of Control” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by, or 50% or more of the fair value of, the Company’s then outstanding voting securities; or

(ii) Any action or event occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

(c) Code. For purposes of this Severance Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d) Continuance Period. For purposes of this Severance Agreement, “Continuance Period” will mean the period of time beginning on the date of the termination of Mr. Stultz’s employment and ending on the date on which Mr. Stultz is no longer entitled to receive severance payments under this Severance Agreement.

(e) Good Reason. For purposes of this Severance Agreement, “Good Reason” means the occurrence of one or more of the following events without his written consent: (i) a reduction of Mr. Stultz’ base salary in any one year; (ii) the relocation of Mr. Stultz to a facility that is more than fifty (50) miles from his current location; (iii) the failure of the Company to obtain assumption of this Severance Agreement by any successor; and (iv) the willful breach by the Company of any material element of the then current employment agreement or a material provision of this Severance Agreement

13. This Severance Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Mr. Stultz upon Mr. Stultz’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Severance Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Mr. Stultz to receive any form of compensation payable pursuant to this Severance Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Mr. Stultz’s right to compensation or other benefits will be null and void.

14. This Severance Agreement constitutes the entire agreement between the parties pertaining to the separation of Mr. Stultz from employment with the Company and its subsidiaries, is intended to apply to the exclusion of all other remedies in the event of such separation and supersedes all prior or contemporaneous agreements whether written or oral. The Company and Mr. Stultz agree to work together in good faith to consider amendments to this Severance Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Mr. Stultz. No waiver, alteration, or modification of any of the provisions of this Severance Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

15. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Severance Agreement will continue in full force and effect without said provision.

16. This Severance Agreement shall be governed by and construed in accordance with the laws of the State of California (with the exception of its conflict of laws provisions).

17. In the event of disagreement, the parties agree to attempt to work out their differences in good faith. In the event the parties are unable to so work out their differences, any controversy or claim arising out of or relating to this Severance Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties agree that such arbitration shall be held in Santa Clara County, California and that the Company shall reimburse Mr. Stultz’s reasonable costs and attorneys’ fees.

18. Mr. Stultz acknowledges and agrees that Mr. Stultz is executing this Severance Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Mr. Stultz further acknowledges and agrees that he has carefully read this Severance Agreement and that he has asked any questions needed for him to understand the terms, consequences and binding effect of this Severance Agreement and fully understand it, including that he is waiving his right to a jury trial. Finally, Mr. Stultz agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Severance Agreement.

19. This Severance Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

20. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

c/o Corporate Secretary

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, CA 95035

If to Executive:

at the last residential address known by the Company.

Executed as of the date first above written.

NANOMETRICS INCORPORATED

By:
Bruce C. Rhine
Chief Executive Officer

AGREED TO AND ACCEPTED:

Timothy J. Stultz